Exhibit 107.1

Calculation of Filing Fee Table

SF-1

(Form Type)

Virginia Power Fuel Securitization, LLC

Virginia Electric and Power Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered & Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees to Be Paid	Asset-Backed Securities	Senior Secured Deferred Fuel Cost Bonds	457(o)	$1,300,000,000	100%	$1,300,000,000	0.00014760	$191,880.00

	Total Offering Amount					$1,300,000,000		$191,880.00

	Total Fees Previously Paid(2)							$147.60

	Net Fee Due							$191,732.40

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	The Registrants previously paid $147.60 to register $1,000,000 Senior Secured Deferred Fuel Cost Bonds in connection with the initial filing of this Registration Statement.